FIFTH AMENDMENT TO
FUND SERVICES AGREEMENT

THIS FIFTH AMENDMENT TO FUND SERVICES AGREEMENT (this “Amendment”) is effective as of December 1, 2016, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”), and Copeland Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, the Parties entered into that certain Fund Services Agreement dated November 15, 2010, as amended on November 13, 2012, November 1, 2013, March 1, 2015, and November 17, 2015 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a)	Section 12(b) to the Agreement is hereby deleted in its entirety and replaced with the following, as the same may be amended from time to time:

Term. This Agreement shall remain in effect until June 30, 2017, and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

(b)	Appendix IV to the Agreement is hereby deleted in its entirety and replaced with Appendix IV attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as hereby amended, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

COPELAND TRUST By: /s/ Mark W. Giovanniello Mark W. Giovanniello Principal Executive Officer	GEMINI FUND SERVICES, LLC By: _/s/ Kevin Wolf___ Kevin Wolf President

APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

This Appendix IV is part of the Fund Services Agreement (the “Agreement”), dated November 15, 2010, between Copeland Trust (the “Trust”) and Gemini Fund Services, LLC (“GFS”). Set forth below are the Services elected by the Fund(s) identified on this Appendix IV along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have meanings ascribed to them in the Agreement.

EFFECTIVE DATE

The Effective Date for the Funds set forth on this Appendix IV shall be the later of the date of this Agreement or upon commencement of operations of a Fund.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name	Board Approval Date
COPELAND RISK MANAGED DIVIDEND GROWTH FUND	November 15, 2010
COPELAND INTERNATIONAL RISK MANAGED DIVIDEND GROWTH FUND	November 13, 2012
COPELAND SMID CAP DIVIDEND GROWTH FUND	November 30, 2016

Copeland Risk Managed Dividend Growth Fund, Copeland International Risk Managed Dividend Growth Fund and Copeland SMID Cap Dividend Growth Fund are collectively referred to herein as the “Fund Complex”.

SELECTED SERVICES and FEES

Effective December 1, 2016, the Fund(s) shall pay to GFS the following fees: (unless otherwise specified, all basis point fees will be calculated based upon the average net assets of the Fund for the previous month)

Fund Accounting Fees

1.	Base annual fee (per Fund): $27,000.00*

PLUS

2 basis points (0.02%) on net assets of $25 million to $100 million, and

1 basis point (0.01%) on net assets greater than $100 million.

*Funds with multiple share classes will be assessed an additional $6,000.00 annual fee for each share class above one. Bond funds will be assessed an additional $6,000.00 annual fee. Fund Accounting Fees for global funds, defined as funds processing more than 25% in non-domestic assets, will be charged at 150% of the above rates (base fee as well as basis point fee).

2.	Price Quotes. The charges for securities/commodity price quotes are determined by GFS’s cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:
$ 0.10 Domestic and Canadian Equities, Mutual Funds, ADRs, ETFs
$ 0.40 Non-North American Equities
$ 0.55 Corporate/Govt/Agency Bonds, Money Markets, Mortgage Backed Securities
$ 0.60 Municipal Bonds
$ 0.75 High Yield Bonds
$ 1.00 Non-North American Bonds
$ 0.15 Options
$ 0.25 Futures
$ 0.75 Reverse Mortgage Backed Securities
$ 1.00 Asset Backed & CMO Securities
$ 3.50 CLO
$ 3.50 CDO
$ 15.00 Leverage Loans/Bank Loans [monthly]
$ 62.50 CDX [monthly]
$ 62.50 CDS [monthly]
Other Securities/Complex, Hard-to-Value Manual Pricing Inputs/Advisor Provided	Market $100 per month up to 10 manual Inputs

3.	Additional Charges.
a.	Out-of-pocket expenses. The Fund(s) shall reimburse GFS for all out-of-pocket expenses incurred by GFS to provide the Services to the Fund(s).
b.	Manual processing fee. The Fund(s) shall pay an additional charge of $500.00 per month for portfolios that transmit daily trades via facsimile as opposed to utilizing an electronic format.
c.	SSAE 16 expense. Each Fund shall pay its allocated portion of the GFS annual SSAE 16 review.
d.	Fund Accounting Data De-Conversion fee. Each Fund shall pay a Fund Accounting record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Fund Administration Fees

1.	Base annual fee (per Fund Complex):

9 basis points (0.09%) on the first $100 million of net assets

7 basis points (0.07%) on the next $150 million of net assets

5 basis points (0.05%) on next $250 million of net assets

3 basis points (0.03%) on the next $500 million of net assets

2 basis points (0.02%) on net assets greater than $1 billion

2.	State Registration (Blue Sky) Fees:

Each Fund shall pay its allocated federal and state regulatory filing fees. In addition, each Fund shall pay GFS the following fees per state registration:

Initial registration	$ 295.00
Registration renewal	$ 150.00
Sales reports (if required)	$ 25.00

3.	Additional Charges.
a.	Out-of-pocket expenses. The Fund(s) shall reimburse GFS for all out-of-pocket expenses incurred by GFS to provide the Services to the Fund(s).
b.	FIN 48 Compliance fee. The Copeland Risk Managed Dividend Growth Fund and Copeland SMID Cap Dividend Growth Fund shall pay GFS $250.00 per calendar quarter for FIN 48 Compliance. The Copeland International Risk Managed Dividend Growth Fund shall pay GFS $495.00 per calendar quarter for FIN 48 Compliance.
c.	Fund Administration Data De-Conversion fee. Each Fund shall pay a Fund Administration record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Transfer Agency Fees

1. Base annual fee:                  $14.00 annual fee per open account*

($1.00 annual fee per closed account)

*Notwithstanding the foregoing, from and after May 1, 2014, all NSCC Level 3 accounts shall be accessed a base annual fee of $10.00 in lieu of the standard $14.00 annual fee for open accounts.

2.       General Activity Charges:

Customer Service Calls	$2.50 per call
Manual Transactions	$1.00 per transaction
New Account Opening (manual)	$2.50 per account
New Account Opening (electronic)	$0.40 per account
Incoming IRA Transfer from prior custodian	$25.00*
IRA Transfer to successor custodian	$25.00*

*Effective as of March 1, 2013, such charges will no longer be applicable.

◻ Check this box to elect 24 Hour Automated Voice Response

24 Hour Automated Voice Response Charges:
Initial set-up (one-time) charge	$1,500.00 per Fund Complex
Monthly charge	$50.00 per Fund Complex

3.	Web Package Fees: the initial installation charges for the web packages described below shall be reduced by 20% if two packages are selected or 30% if all three are selected.

◻ Check this box for Shareholder Desktop Web Package (described below)

$1,500.00 initial installation charge

$2,000.00 annual maintenance (invoiced annually in advance)

◻ Check this box for Shareholder Desktop Online New Accounts (described below)

$2,500.00 initial installation charge

◻ Check this box for Fund Data Web Package (described below)

$2,500.00 initial installation charge

$1,500.00 annual maintenance (invoiced annually in advance)

4.       Additional Charges:

a.	Transfer Agency De-Conversion fee. Each Fund shall pay a Transfer Agency record data de-conversion fee in the amount of $10,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.
b.	Rule 22c-2 compliance support fee. The Funds shall pay a $100.00 monthly administration fee for Rule 22c-2 compliance support per Fund Complex, plus an additional monthly fee of $25.00 per Fund.

Special Reports/Programming Fees

All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

GFS Senior & MIS Staff	$200.00 per hour
GFS Junior Staff	$100.00 per hour

Out-of-Pocket Expenses

The Trust shall reimburse GFS for all out-of-pocket expenses incurred by GFS when performing Services under this Agreement, including but not limited to the following:

o Anti-ID Theft Monitoring	o Pro rata portion of annual SSAE 16 review
o Bank Account and other Bank Fees	o Proxy Services
o Customer Identification/AML Program Costs	o Record Storage
o Fund Stationery and Supplies	o Regulatory fees and assessments
o Locating Lost Shareholders/Escheatment Costs	o State and Federal filing fees and assessments
o NSCC Charges	o Tax Reporting
o Postage	o Telephone and Toll Free Lines
o Pre and Post Sale Fulfillment	o Travel Requested by the Trust
o Printing Fund Documents

Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV to the Fund Services Agreement effective as of December 1, 2016.

COPELAND TRUST By: /s/ Mark W. Giovanniello Mark W. Giovanniello Vice President	GEMINI FUND SERVICES, LLC By: _/s/ Kevin Wolf__ Kevin Wolf President

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) GFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) GFS's business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any GFS employees who are involved in the procurement of the Services under this Agreement then GFS may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of GFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to GFS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Copeland Capital Management, LLC

Eight Tower Bridge

161 Washington Street, Suite 1325

Conshohocken, PA 19428

By: _/s/ Mark W. Giovanniello _

Name: Mark W. Giovanniello

Chief Investment Officer